Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF SOUTHPORT ACQUISITION CORPORATION

I.             PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Southport Acquisition Corporation (the “Company”) to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In that regard, the Committee shall assist the Board in monitoring (i) the Company’s accounting, auditing, and financial reporting processes generally, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s independent auditor and the Company’s internal audit function (or if the Company does not yet have an internal audit function because it is availing itself of a transition period pursuant to the rules of the New York Stock Exchange (the “NYSE”), assisting the Board in oversight of the design and implementation of the internal audit function), (iv) the integrity of the Company’s financial statements, (v) the Company’s systems of internal control regarding finance and accounting and (vi) the Company’s compliance with legal and regulatory requirements. In addition, the Committee shall prepare any report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion the Company’s annual proxy statement. In performing its duties, the Committee shall seek to maintain an open avenue of communication among the Board, the independent auditor, the internal auditors (if any) and the management of the Company.

While the Committee has the responsibilities and authority set forth in this Charter, management and the independent auditor are responsible for planning or conducting audits and determining that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee.

The independent auditor is ultimately accountable to the Committee, which has the sole authority to appoint, oversee and, where appropriate, replace the independent auditor. The Committee has direct responsibility for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) in connection with preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee also has direct responsibility to appoint, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor and any other registered public accounting firm, as applicable, shall report directly to the Committee.

II.            COMPOSITION

The Committee shall be comprised of three or more members (including a Chairperson); provided, however, that the Committee may initially be comprised of two members during the one-year period from the date of the effectiveness of the registration statement for the Company’s initial public offering in line with the spirit of the exemption under Rule 10A-3(b)(1)(iv)(A)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the corresponding NYSE transition rules. The members of the Committee shall meet the independence requirements of the NYSE and Rule 10A-3(b)(1) under the Exchange Act. No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. The members of the Committee and the Chairperson shall be appointed by the Board and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.

All members of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee, including having a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Chairperson shall maintain regular communication with the Company’s Chief Executive Officer, Chief Financial Officer, the lead partner of the independent auditor and the senior officer responsible for the internal audit function.

If a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the Company’s next annual meeting of shareholders or one year from the occurrence of the event that caused the failure to qualify as independent. Also, if the Company fails to comply with the NYSE requirement regarding audit committee composition due to a single vacancy on the Committee and a member of the Committee is not already relying on the provision of the immediately preceding sentence, then the Company will have until the earlier of one year from the occurrence of the event that caused the failure or the next annual meeting of shareholders to comply; provided that if the annual meeting of shareholders occurs within 180 days following the event that caused such failure to comply, the Company will instead have 180 days from the event to regain compliance with such NYSE requirement. If the Company intends to rely on either of these cure periods, the Company shall provide notice to NYSE immediately upon learning of the event or circumstance that caused the non-compliance.

III.           MEETINGS

The Committee shall meet as often as it determines necessary, but at least four times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson and shall be governed by the same rules regarding notice of meetings and waiver of notice as are applicable to the Board. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the Chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, the independent auditors, internal auditors or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request. In particular, the Committee should meet separately on a periodic basis with (i) management, (ii) the director of the Company’s internal audit function or other person responsible for the internal audit function, if any, and (iii) the Company’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

IV.           RESPONSIBILITIES

In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so that it can fulfill its oversight responsibilities. In addition to such other duties as the Board may from time to time assign, the Committee shall:

Financial Statements

•	Review and discuss with management and the independent auditor the Company’s annual audited financial statements prior to the filing of the Company’s Form 10-K, including disclosures made therein under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Form 10-K.

•	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of the Company’s Form 10-Q, including disclosures made therein under the caption “Management’s Discussion and Analysis of Financial Conditions” and the results of the independent auditor’s review of the quarterly financial statements.

•	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, and the judgments of each of management and the independent auditor as to the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	When the Company becomes subject to the SEC filing requirement with respect to management’s report on internal control over financial reporting and the independent auditor’s attestation of the Company’s internal control over financial reporting, review and discuss with management and the independent auditor such report and the independent auditor’s attestation of the Company’s internal control over financial reporting prior to the filing of the Company’s Form 10-K.

•	Review and discuss the reports required to be delivered by the independent auditor pursuant to Section 10A(k) of the Exchange Act regarding:

•	all critical accounting policies and practices to be used,

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

•	Discuss with the independent auditor the matters required to be discussed by the independent auditor with the Committee under auditing standards established by the Public Company Accounting Oversight Board, including Auditing Standard No. 16, Communications with Audit Committees, and under the rules and regulations of the SEC and other applicable authorities (as such standards and rules and regulations may be established or amended from time to time). In particular, the Committee and independent auditor shall discuss, among other things, matters that arise during the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

•	Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

•	Keep the independent auditor informed of the Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the Company; and review and discuss with the independent auditor the auditor’s evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

Oversight of the Company’s Relationship with the Independent Auditor

•	Select, oversee and, if appropriate, replace the Company’s independent auditor, considering qualifications, independence and performance; approve the scope of the proposed audit for each fiscal year and the fees and other compensation to be paid to the independent auditor therefor.

•	Obtain and review at least annually a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company. It is the responsibility of the Committee to actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

•	Obtain and review a report from the independent auditor at least annually regarding:

•	the independent auditor’s internal quality control-procedures,

•	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor, and

•	any steps taken to deal with any such issues.

•	Ensure the rotation of the lead audit partner having primary responsibility for the Company’s audit and the audit partner responsible for reviewing the audit as required by law.

•	Set clear hiring policies for employees or former employees of the Company’s independent auditors.

•	Preapprove all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Committee may when it deems appropriate form and delegate this authority to a subcommittee consisting of one or more Committee members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next meeting.

Oversight of the Company’s Internal Audit Function

If the Company has an internal audit function:

•	Review and approve the engagement of any internal audit service providers considering their qualifications and effectiveness, and approve the scope of their proposed services and the fees and other compensation to be paid to such providers therefor.

•	Review and discuss with management and the senior officer responsible for the internal audit function, the annual audit plan, budget, activities, organizational structure and qualifications of the persons performing the internal audit function.

•	Review and discuss with management and the senior officer responsible for the internal audit function significant reports to management prepared by the internal audit function and management’s responses thereto.

•	Review with the senior officer responsible for the internal audit function any difficulties encountered by the internal audit function in the course of its audits, including any restrictions on the scope of its work or access to required information.

Oversight of Compliance Matters

•	Review policies and procedures that the Company has implemented regarding compliance with applicable federal, state and local laws and regulations and with the Company’s Code of Ethics.

•	Meet at least annually with the Company’s chief compliance officer regarding the implementation and effectiveness of the Company’s compliance programs and at such other times as such officer may request.

•	Review and approve proposed transactions involving the Company, on the one hand, and any officer or director of the Company or any member of the immediate family of any such officer or director having an interest therein, on the other hand, including all transactions required to be disclosed by Item 404(a) of Regulation S-K, in all cases prior to the Company’s entry into such transaction.

•	Review and approve any requested waivers by officers and directors of the Company’s Code of Ethics.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Discuss with management and the independent auditor any published reports or correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

•	Discuss with the Company’s General Counsel and/or outside counsel the status of legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

•	Review and discuss with management the Company’s major risk exposures and the Company’s risk assessment and risk management programs and the steps management has taken to monitor and control such exposures.

•	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

Evaluation of the Committee

•	The Committee shall, on an annual basis, evaluate its performance. The evaluation shall address all matters that the Committee considers relevant to its performance and shall be conducted in such manner as the Committee deems appropriate.

•	The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation.

Other

•	Review on a quarterly basis, all payments that were made by the Company to Southport Acquisition Sponsor LLC, a Delaware limited liability company, the Company’s officers and directors or any of their respective affiliates or the Company’s affiliates and determine which expenses and the amount of expenses that will be reimbursed.

•	Regularly report Committee activities to the Board and make such recommendations to the Board as the Committee deems appropriate.

•	Annually review and reassess the adequacy of this Charter (recommending any appropriate changes to the Board).

•	Provide or approve a report for inclusion in the Company’s proxy statement for its annual meeting of shareholders, in accordance with applicable SEC rules and regulations.

MISCELLANEOUS

In discharging its responsibilities, the Committee shall have the authority to engage and determine funding for independent legal, accounting or other advisors (without seeking Board approval) as the Committee determines necessary or appropriate to carry out its duties. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein. The Company shall provide appropriate funding, as determined by the Committee, for the payment of (i) compensation to the independent auditor, and legal, accounting or other advisors engaged by the Committee and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Adopted by the Audit Committee and approved
by the Board of Directors on [●], 2021.